Exhibit 10.16.1
THIRD AMENDMENT TO
FOURTH AMENDED AND RESTATED LOAN AGREEMENT
THIS THIRD AMENDMENT TO FOURTH AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”), dated as of September 29, 2010, is made and entered into on the terms and conditions hereinafter set forth, by and between CUMBERLAND PHARMACEUTICALS, INC., a Tennessee corporation (the “Borrower”), and BANK OF AMERICA, N.A., a national banking association (the “Bank”).
RECITALS:
1. The Borrower and the Bank are parties to a Fourth Amended and Restated Loan Agreement dated as of July 22, 2009, as amended by a First Amendment to Fourth Amended and Restated Loan Agreement dated as of February 11, 2010 and by a Second Amendment to Fourth Amended and Restated Loan Agreement dated as of May 24, 2010 (as the same heretofore has been or hereafter may be further amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Bank has agreed to extend credit to the Borrower subject to and upon the terms and conditions set forth in the Loan Agreement.
2. The parties hereto desire to amend the Loan Agreement in certain respects as more particularly hereinafter set forth.
3. Capitalized terms used but not otherwise defined in this Amendment shall have the same meanings as in the Loan Agreement.
AGREEMENTS:
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree as follows:
1. Amendment of Section 1.1. Subsection (a) of Section 1.1 of the Loan Agreement is hereby amended by deleting the words and figures “Four Million Dollars ($4,000,000)” and substituting in lieu thereof the words and figures “Six Million Dollars ($6,000,000)”.
2. Amendment of Section 1.3. Subsection (c) of Section 1.3 of the Loan Agreement is hereby amended to read as follows:
(c)	The “Applicable Margin” means and refers to the following percentages per annum, based upon the Borrower’s Leverage Ratio as set forth in the most recent compliance certificate received by the Bank pursuant to Section 8.2(c):

Pricing Level	Leverage Ratio	Applicable Margin

1	< 1.00	3.50%
2	≥ 1.00	4.50%
Any increase or decrease in the Applicable Margin resulting from a change in the Borrower’s Leverage Ratio shall become effective as of the first banking day following the date a compliance certificate is delivered pursuant to Section 8.2(c); provided, however, that if a compliance certificate is not delivered when due in accordance with Section 8.2(c), then Pricing Level 2 shall apply as of the first banking day after the date on which such compliance certificate was required to have been delivered until the first banking day after the date on which such certificate is delivered.

3. Amendment of Section 2.4. Subsection (b) of Section 2.4 of the Loan Agreement is hereby amended to read as follows:
(b)	The Borrower will repay principal in equal consecutive installments in the amount of Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven and No/100ths Dollars ($666,667.00) each beginning on December 31, 2010 and continuing on the last day of each March, June, September and December thereafter until December 31, 2012 (the “Repayment Period”). In any event, on the last day of the Repayment Period, the Borrower will repay the entire remaining principal balance plus any interest or other charges outstanding under this facility.
4. Amendments of Section 3.1. Section 3.1 of the Loan Agreement is hereby amended as follows:
(a) Subsection (a) of Section 3.1 of the Loan Agreement is hereby amended to read as follows:
(a)	Fee Letter. The Borrower agrees to pay to the Bank fees and other compensation as provided in the fee letter of even date herewith, by and between the Bank and the Borrower, as the same may be supplemented, amended, modified and/or amended and restated from time to time pursuant to agreement of the Borrower and the Bank (as so supplemented, amended, modified and/or amended and restated, the “Fee Letter”).
(b) The definition of “Applicable Facility No. 1 Commitment Fee Rate” set forth in clause (i) of subsection (b) of Section 3.1 of the Loan Agreement is hereby amended to read as follows:
“Applicable Facility No. 1 Commitment Fee Rate” means one-half of one percent (0.50%) per year.
5. Amendment of Section 8.3. Section 8.3 of the Loan Agreement is hereby amended by replacing the table set forth therein with the following:

Quarterly Period(s) Ending	Leverage Ratio

09-30-10 – 12-31-10	2.00 to 1.00
03-31-11 – 09-30-11	1.75 to 1.00
12-31-11 and thereafter	1.25 to 1.00
6. Amendment of Section 8.4. Section 8.4 of the Loan Agreement is hereby amended by deleting the first sentence thereof and substituting in lieu thereof the following:
To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.25 to 1.00, calculated as of the end of each quarter-annual reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with the end of that reporting period; provided, however, that (i) for the September 30, 2010 calculation date, the calculation shall be made using the results of only the three-month period then ended, (ii) for the December 31, 2010 calculation date, the calculation shall be made using only the results of the six-month period then ended, and (iii) for the March 31, 2011 calculation date, the calculation shall be made using only the results of the nine-month period then ended.

7. Addition to Section 8.9. Section 8.9 of the Loan Agreement is hereby amended by adding the following sentence at the end:
The Borrower covenants and agrees that the deposits maintained by the Borrower and its Subsidiaries with the Bank and its affiliates shall not at any time be in an aggregate amount less than the sum of (a) the maximum amount of the Facility No. 1 Commitment at such time, (including both the principal amount then outstanding plus the unfunded portion), plus (b) the aggregate principal amount then outstanding in respect of the Facility No. 2 Commitment.
8. Amendment of Other Loan Documents. Each of the Loan Documents is hereby amended in all respects necessary to reflect that the “Facility No. 1 Commitment” (by whatever terminology is used to make reference thereto) shall mean and refer to “a line of credit in a principal amount not to exceed Six Million Dollars ($6,000,000) outstanding at any one time.”
9. Conditions to Effectiveness. This Amendment shall be effective only upon the satisfaction of the following conditions:
(a) the Borrower, the Bank and the other parties whose names appear on the signature page(s) hereof shall have executed and delivered a counterpart of this Amendment;
(b) the Borrower shall have executed and delivered to the Bank an amended and restated promissory note evidencing the indebtedness of the Borrower to the Bank in connection with the Facility No. 1 Commitment;
(c) the Borrower shall have paid to the Bank, in immediately available funds:
(1) the principal amount outstanding in respect of the Facility No. 2 Commitment that is in excess of $6,000,000.00, together with all accrued and unpaid interest, fees, premiums and other amounts due and payable in respect of the Facility No. 2 Commitment at the time of or in connection with such principal payment (including amounts payable pursuant to subsection 2.5(a) of the Loan Agreement); and
(2) all amounts that are then due and payable pursuant to the Fee Letter (if any);
(d) each of the representations and warranties of the Borrower contained in Section 10 shall be true and correct as of the date as of which all of the other conditions contained in this Section 9 shall have been satisfied;
(e) the Borrower shall have paid all cost and expenses, including attorney’s fees, reasonably incurred by the Bank in connection with the preparation, execution, delivery and any recording or filing of this Amendment or any instrument, document or agreement contemplated hereby; and
(f) the Bank shall have received such other documents, instruments, certificates, opinions and approvals as it reasonably may have requested.
10. Representations and Warranties of the Borrower. As an inducement to the Bank to enter into this Amendment, the Borrower hereby represents and warrants that on and as of the date hereof, and taking into account the provisions hereof, the representations and warranties contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects, except for representations and warranties that expressly relate to an earlier date, which remain true and correct as of said earlier date.

11. Effect of Amendment; Continuing Effectiveness of Loan Agreement and Loan Documents.
(a) Neither this Amendment nor any other indulgences that may have been granted to the Borrower by the Bank shall constitute a course of dealing or otherwise obligate the Bank to modify, expand or extend the agreements contained herein, to agree to any other amendments to the Loan Agreement or to grant any consent to, waiver of or indulgence with respect to any other noncompliance with any provision of the Loan Documents.
(b) Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement”, “thereunder”, “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified hereby. This Amendment shall constitute a Loan Document for all purposes of the Loan Agreement and the other Loan Documents.
(c) Except to the extent amended or modified hereby, the Loan Agreement, the other Loan Documents and all terms, conditions and provisions thereof shall continue in full force and effect in all respects and shall be construed in accordance with the modification of the Loan Agreement effected hereby.
12. Release and Waiver. The Borrower hereby acknowledges and stipulates that it has no claims or causes of action of any kind whatsoever against the Bank, its affiliates, officers, directors, employees or agents. The Borrower represents that it is entering this Amendment freely, and with the advice of counsel as to its legal alternatives. The Borrower hereby releases the Bank, its affiliates, officers, directors, employees and agents, from any and all claims, causes of action, demands and liabilities of any kind whatsoever whether direct or indirect, fixed or contingent, liquidated or unliquidated, disputed or undisputed, known or unknown, that the Borrower has or may acquire in the future relating in any way to any event, circumstance, action or failure to act to the date of this Amendment, excluding, however, claims or causes of actions resulting solely from the Bank’s own gross negligence or willful misconduct. The release by the Borrower herein, together with the other terms and provisions of this Amendment, are executed by the Borrower advisedly and without coercion or duress from the Bank, the Borrower having determined that the execution of this Amendment, and all of its terms, conditions and provisions are in the Borrower’s economic best interest.
13. Further Actions. Each of the parties to this Amendment agrees that at any time and from time to time upon written request of the other party, it will execute and deliver such further documents and do such further acts and things as such other party reasonably may request in order to effect the intents and purposes of this Amendment.
14. Counterparts. This Amendment may be executed in multiple counterparts or copies, each of which shall be deemed an original hereof for all purposes. One or more counterparts or copies of this Amendment may be executed by one or more of the parties hereto, and some different counterparts or copies executed by one or more of the other parties. Each counterpart or copy hereof executed by any party hereto shall be binding upon the party executing same even though other parties may execute one or more different counterparts or copies, and all counterparts or copies hereof so executed shall constitute but one and the same agreement. Each party hereto, by execution of one or more counterparts or copies hereof, expressly authorizes and directs any other party hereto to detach the signature pages and any corresponding acknowledgment, attestation, witness or similar pages relating thereto from any such counterpart or copy hereof executed by the authorizing party and affix same to one or more other identical counterparts or copies hereof so that upon execution of multiple counterparts or copies hereof by all parties hereto, there shall be one or more counterparts or copies hereof to which is(are) attached signature pages containing signatures of all parties hereto and any corresponding acknowledgment, attestation, witness or similar pages relating thereto.

15. Miscellaneous.
(a) This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Tennessee, without reference to the conflicts or choice of law principles thereof.
(b) The headings in this Amendment and the usage herein of defined terms are for convenience of reference only, and shall not be construed as amplifying, limiting or otherwise affecting the substantive provisions hereof.
(c) All references herein to the preamble, the recitals or sections, paragraphs, subparagraphs, annexes or exhibits are to the preamble, recitals, sections, paragraphs, subparagraphs, annexes and exhibits of or to this Amendment unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Amendment, refer to this Amendment as a whole and not to any particular provision of this Amendment.
(d) Any reference herein to any instrument, document or agreement, by whatever terminology used, shall be deemed to include any and all amendments, modifications, supplements, extensions, renewals, substitutions and/or replacements thereof as the context may require.
(e) When used herein, (1) the singular shall include the plural, and vice versa, and the use of the masculine, feminine or neuter gender shall include all other genders, as appropriate, (2) “include”, “includes” and “including” shall be deemed to be followed by “without limitation” regardless of whether such words or words of like import in fact follow same, and (3) unless the context clearly indicates otherwise, the disjunctive “or” shall include the conjunctive “and”.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.
[Remainder of Page Intentionally Left Blank;
Signature Pages Follow]

[Signature Page to Third Amendment to Fourth Amended and Restated Loan Agreement
(Cumberland Pharmaceuticals, Inc.) dated as of September 29, 2010]

BORROWER:

CUMBERLAND PHARMACEUTICALS, INC.

By:	/s/ David L. Lowrance

	Name:	David L. Lowrance

	Title:	CFO

CONSENTED TO AND APPROVED:
CUMBERLAND PHARMA SALES CORP.

By:	/s/ A.J. Kazimi

	Name:	A.J. Kazimi

	Title:	CEO

ACKNOWLEDGED:
CUMBERLAND EMERGING TECHNOLOGIES, INC.

By:	/s/ David L. Lowrance

	Name:	David L. Lowrance

	Title:	CFO

[Signature Page to Third Amendment to Fourth Amended and Restated Loan Agreement
(Cumberland Pharmaceuticals, Inc.) dated as of September 29, 2010]

BANK:

BANK OF AMERICA, N.A.

By:	/s/ H. Hope Walker

	Name:	H. Hope Walker

	Title:	V.P.